[LETTERHEAD OF HAFELI ASSET MANAGEMENT]

Hirschthal, den 5. Februer 1999

Mr. Michael G. Martin, Chairman
MAGNITUDE INFORMATION SYSTEMS, INC.
50 Tannery Road
Branchburg, New Jersey 08876

Re: Consulting Agreement

Dear Mr. Martin

This letter will set forth our agreement regarding the provision of marketing, consulting and translation services in Switzerland by me ("Haefeli") to Magnitude Information Systems, Inc. (the "Company").

Haefeli will endeavor to acquaint himself with the business of the Company including, but not limited to its background, management, financial history, prospects, operational history and organization.

Based upon the foregoing, Haefeli will use its best efforts, resources and contacts, including those of his associates, to try to help bring the Company's concept into a reality while attempting to obtain local acceptance for the Company's concept and products. Haefeli shall be solely responsible for the payment of all his own expenses incurred in connection with this Agreement, including travel, entertainment, telephone, mailings and presentations and shall devote such time as he feels is necessary for his endeavor.

It is agreed that under no circumstances is it incumbent upon the Company to accept any offer or proposal presented by or through Haefeli and therefore the Company reserves the full right to refuse or accept any offer or proposal, or part thereof or in the making of any counter-offer.

In consideration of the aforesaid services heretofore or to be provided hereafter during the calendar year 1999 an in lieu of both a retainer and expense reimbursement, Haefeli shall receive, immediately upon the execution of this Agreement, $ 24,000 (U.S.) for 1999 and $24,000 (U.S.) for 1998 or, at the Company's option, 48,000 shares of the Company stock to be registered by the Company as soon as may be practicable pursuant to Form S-8 Registration Statement in lieu of the foregoing $48,000.

The Company agrees to furnish to Haefeli and its representatives complete copies of all relevant public documents, contracts and such other data, materials and other information as Haefeli shall reasonably request in connection with its activities as a marketing consultant hereunder. The Company recognises that Haefeli will be using and relying on data, materials and other information furnished to him by the Com-


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pany and the Company's accountants and Company representatives, and upon information contained in reports and statements relating to the Company. The Company confirms that Haefeli may rely upon such data, materials and information without independent verification and Haefeli does not assume responsibility for the accuracy, completeness of fairness of such information whether or not he makes any independent verification.

The Company agrees that it shall make its principals available upon reasonable notice for meetings, presentations and demonstrations and further agrees that the Company's principals shall give their cooperation to Haefeli to make this project successful. This agreement shall not be deemed to provide Haefeli with any exclusivity or other rights unless expressly set forth herein.

If the forgoing properly reflects our understanding, please so indicate and date this agreement in the space provided below and return one fully execute copy for our files. Upon receipt of a fully executed copy of this agreement, Haefeli will assign his due diligence team and one or his principals to this project. After the counter-execution of this Agreement, kindly issue and forward the necessary Company stock certificates as recited above.

An additional copy of this agreement is enclosed for your convenience.


                                           Very truly yours,


                                           BY: /s/ Rolf J. Haefeli
                                               ---------------------------
                                                   Rolf J. Haefeli

AGREED AND ACCEPTED BY:
MAGNITUDE INFORMATION SYSTEMS, INC.


BY: /s/ Michael G. Martin, Chairman
   --------------------------------
        Michael G. Martin, Chairman

Dated: 2/5/99


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